Exhibit 99.1
MALIBU BOATS, INC. ANNOUNCES THIRD QUARTER FISCAL 2026 RESULTS

Loudon, TN, May 7, 2026 - Malibu Boats, Inc. (Nasdaq: MBUU) (“Malibu”, “MBI” or the “Company”) today announced its financial results for the third quarter ended March 31, 2026.
Third Quarter Fiscal 2026 Highlights Compared to Third Quarter Fiscal 2025:
•Net sales increased 3.1% to $235.7 million
•Unit volume decreased 12.4% to 1,253 units
•Gross profit decreased 9.7% to $41.3 million
•GAAP net (loss) income decreased from net income of $13.2 million to a net loss of $2.4 million
•GAAP net (loss) income available to Class A Common Stock per share (diluted) decreased from net income of $0.66 to net loss of $0.13 per share
•Adjusted EBITDA decreased 19.7% to $22.7 million
•Adjusted net income per share decreased from net income of $0.74 to $0.56 per share on a basic weighted-average share count of 19.0 million shares of Class A Common Stock
•Cash flows provided by operating activities were $21.4 million
•Free cash flow was approximately $16.0 million
•During the three month fiscal third quarter, the Company repurchased approximately 492,794 shares for $13.1 million at an average price of approximately $26.24 per share, a discount to the price at which equity was issued to Saxdor Yachts ("Saxdor")
•As previously announced, on March 2, 2026, the Company acquired Saxdor, a leading European designer and manufacturer of premium adventure dayboats headquartered in Helsinki, Finland

"We delivered a strong third quarter and took an important step in our long-term growth strategy with the acquisition of Saxdor Yachts," commented Steve Menneto, President and Chief Executive Officer of Malibu Boats, Inc. "Revenue and Adjusted EBITDA each exceeded the high end of our guidance on a legacy basis, prior to the partial-quarter contribution from Saxdor, which we acquired on March 2, 2026. The Saxdor acquisition advances the 'Build, Innovate, and Grow' strategy we outlined at our September 2025 Investor Day — expanding our portfolio into the premium adventure day boat category and establishing a scalable global operating platform. We are already seeing early proof points with Saxdor's new flagship 460 GTC model. Its US debut at the Palm Beach International Boat Show generated strong market reaction, and the model is now sold out for the year. Across our Pursuit and Maverick Boat Group brands, performance was up year-over-year at the Palm Beach show, reinforcing the strength of our Model Year 2026 lineup and the durability of the premium consumer. With healthy, current dealer inventories and disciplined production heading into the prime selling season, we remain confident in our ability to outperform the industry as market conditions improve."

"Our disciplined capital allocation framework and the strength of our balance sheet allowed us to complete a strategic acquisition while continuing to return capital to shareholders during the quarter," said David Black, Chief Financial Officer of Malibu Boats, Inc. "We repurchased shares at a meaningful discount to the price at which equity was issued as partial consideration for Saxdor, effectively offsetting a significant portion of the deal-related dilution. We remain focused on executing against our priorities and delivering long-term value to our shareholders."

Exhibit 99.1
Third Quarter Fiscal 2026 Results (Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2026	2025	2026	2025
	(Dollars In Thousands)
Net Sales	$235,698	$228,662	$619,053	$600,522
Gross Profit	$41,277	$45,724	$94,330	$111,351
Gross Profit Margin	17.5%	20.0%	15.2%	18.5%
Net (Loss) Income	$(2,438)	$13,173	$(5,659)	$10,447
Net (Loss) Income Margin	(1.0)%	5.8%	(0.9)%	1.7%
Adjusted EBITDA	$22,742	$28,323	$42,545	$55,107
Adjusted EBITDA Margin	9.6%	12.4%	6.9%	9.2%
Net sales for the three months ended March 31, 2026 increased $7.0 million, or 3.1%, to $235.7 million as compared to the three months ended March 31, 2025. The increase in net sales was driven primarily by $23.1 million of revenue from the new Saxdor segment due to the recent acquisition, a favorable model mix across all three existing segments, a favorable segment mix and year-over-year price increases, partially offset by decreased unit volumes across all three existing segments resulting primarily from lower wholesale shipments. Unit volume for the three months ended March 31, 2026, decreased 178 units, or 12.4%, to 1,253 units as compared to the three months ended March 31, 2025. Our unit volume decreased primarily due to lower wholesale shipments across all three existing segments driven by lower retail activity, partially offset by an additional 66 units contributed by Saxdor.
Net sales attributable to our Malibu segment decreased $21.5 million, or 21.0%, to $80.7 million for the three months ended March 31, 2026, compared to the three months ended March 31, 2025. Unit volumes attributable to our Malibu segment decreased 201 units for the three months ended March 31, 2026, compared to the three months ended March 31, 2025, primarily due to lower wholesale shipments driven by lower retail activity during the period. The decrease in net sales was driven by a decrease in units and partially offset by a favorable model mix and year-over-year price increases.
Net sales attributable to our Saltwater Fishing segment increased $1.5 million, or 2.1%, to $73.4 million, for the three months ended March 31, 2026, compared to the three months ended March 31, 2025. Unit volumes attributable to our Saltwater Fishing segment decreased 13 units for the three months ended March 31, 2026 compared to the three months ended March 31, 2025, primarily due to lower wholesale shipments driven by lower retail activity during the period. The increase in net sales was driven by a favorable model mix and year-over-year price increases partially offset by a decrease in units.
Net sales attributable to our Cobalt segment increased $3.9 million, or 7.1%, to $58.4 million for the three months ended March 31, 2026, compared to the three months ended March 31, 2025. Unit volumes attributable to Cobalt decreased 30 units for the three months ended March 31, 2026 compared to the three months ended March 31, 2025, primarily due to lower wholesale shipments driven by lower retail activity during the period and our dealers' desire to hold less inventory. The increase in net sales was driven primarily by a favorable model mix and year-over-year price increases, partially offset by a decrease in units.
Since our acquisition on March 2, 2026, net sales and unit volume attributable to our Saxdor segment were $23.1 million and 66 units, respectively for the three months ended March 31, 2026.
Overall consolidated net sales per unit increased 17.7% to $188,107 per unit for the three months ended March 31, 2026, compared to the three months ended March 31, 2025. The increase in overall consolidated net sales per unit was driven primarily by a favorable model mix across all segments, a favorable segment mix including an incremental increase related to our new Saxdor segment, and year-over-year price increases. Net sales per unit for our Malibu segment increased 8.2% to $148,661 per unit for the three months ended March 31, 2026, compared to the three months ended March 31, 2025, driven by a favorable model mix and year-over-year price increases. Net sales per unit for our Saltwater Fishing segment increased 6.4% to $234,511 per unit for the three months ended

Exhibit 99.1
March 31, 2026 driven by a favorable model mix and year-over-year price increases, partially offset by increased dealer incentive costs per unit. Net sales per unit for our Cobalt segment increased 16.8% to $176,544 per unit for the three months ended March 31, 2026, compared to the three months ended March 31, 2025, driven by a favorable model mix and year-over-year price increases. Since our acquisition on March 2, 2026, net sales per unit for our Saxdor segment was $350,561.
Cost of sales for the three months ended March 31, 2026 increased $11.5 million, or 6.3%, to $194.4 million as compared to the three months ended March 31, 2025. The increase in cost of sales was primarily driven by cost of sales from the new Saxdor segment due to the recent acquisition and higher per unit material and labor costs of $4.6 million, $5.4 million and $4.2 million for the Malibu, Saltwater Fishing, and Cobalt segments, respectively, partially offset by a decrease in unit volumes across the Malibu, Saltwater Fishing, and Cobalt segments. The increase in per unit material and labor costs was primarily driven by increased prices due to fixed cost deleveraging due to lower unit volumes across all segments, a model mix that corresponds to higher costs per unit across all three existing segments and inflationary pressures.
Gross profit for the three months ended March 31, 2026 decreased $4.4 million, or 9.7%, to $41.3 million compared to the three months ended March 31, 2025. The decrease in gross profit was driven by the increased cost of sales for the reasons noted above. Gross margin for the three months ended March 31, 2026 decreased 250 basis points from 20.0% to 17.5% driven primarily by fixed cost deleveraging due to lower unit volumes across all three existing segments and higher per unit labor and material costs.
Selling and marketing expenses for the three months ended March 31, 2026 increased $1.5 million, or 22.1% to $8.3 million compared to the three months ended March 31, 2025. The increase was driven primarily by higher personnel-related expenses, marketing events and an incremental increase in selling and marketing expenses due to the new Saxdor segment. As a percentage of sales, selling and marketing expenses increased 50 basis points to 3.5% for the three months ended March 31, 2026 compared to 3.0% for the three months ended March 31, 2025.
General and administrative expenses for the three months ended March 31, 2026 increased $11.9 million, or 60.0%, to $31.8 million as compared to the three months ended March 31, 2025, driven primarily by acquisition related expenses related to the Saxdor acquisition, an incremental increase due to the new Saxdor segment and an increase in incentive pay and stock-based compensation expense. As a percentage of sales, general and administrative expenses increased 480 basis points to 13.5% for the three months ended March 31, 2026 compared to 8.7% for the three months ended March 31, 2025. Amortization expense increased $1.4 million to $3.1 million for the three months ended March 31, 2026 due to the additional intangibles acquired from the Saxdor acquisition.
Balance Sheet and Cash Flow
As of March 31, 2026, the Company had $50.2 million of cash and cash equivalents and $165.0 million of long-term debt, providing ample flexibility to support continued investment and the return of capital to shareholders.

During the nine months ended March 31, 2026, the Company generated $40.6 million of cash from operations and invested $14.6 million in capital expenditures. Year-to-date free cash flow was approximately $26.9 million, to include nominal discrete effects from the sale of property, plant and equipment and changes in exchange rate.

During the nine months ended March 31, 2026, the Company repurchased 1,243,996 shares of Class A Common Stock for $33.9 million in cash including related fees and expenses under the 2025 Repurchase Program. During the three month fiscal third quarter ended March, the Company repurchased approximately 492,794 shares for $13.1 million at an average price of approximately $26.24 per share — a discount to the price at which equity was issued for Saxdor. As of March 31, 2026, $36.1 million was available to repurchase shares of Class A Common Stock and LLC Units under the 2025 Repurchase Program.
Saxdor Acquisition
As previously announced, on March 2, 2026, the Company acquired Saxdor Yachts, a leading European designer and manufacturer of premium adventure dayboats headquartered in Helsinki, Finland. The consideration is comprised of approximately $137.2 million in cash, 1,523,794 shares of Malibu common stock, and initial fair value

Exhibit 99.1
of our potential earnout payments of $32.6 million. Saxdor operates three engineering and manufacturing facilities in Finland and Poland and distributes through a network of over 100 dealer locations across more than 50 countries. The acquisition fills strategic whitespace in MBI's portfolio by adding premium adventure dayboats — the fastest-growing segment in global recreational boating — and establishes MBI's global manufacturing footprint, with the transaction expected to be immediately accretive to MBI's adjusted EBITDA margin profile and earnings per share in the current fiscal year.
Fiscal 2026 Guidance
On a combined basis, the Company now expects full-year fiscal 2026 net sales of approximately $880 million to $886 million and Adjusted EBITDA of approximately $72 million to $74 million.

For its legacy business (excluding Saxdor), the Company is raising its full-year net sales outlook to reflect stronger-than-expected third quarter performance, with full-year legacy net sales now expected to be "down slightly" versus fiscal 2025, representing an improvement from the "flat to down mid-single digit" range it provided previously. Legacy Adjusted EBITDA margin is now expected toward the lower end of the previously communicated 8% to 9% range.

For the fiscal fourth quarter, Saxdor is expected to contribute net sales of approximately $57 million to $59 million and Adjusted EBITDA margin of 10% to 11%.

The Company intends to return to a single consolidated outlook with the provision of fiscal year 2027 guidance in August.

Regarding tariffs, the Company continues to expect total fiscal 2026 exposure within the 1.5% to 3% of cost of goods sold range previously communicated, with Section 232-related impact anticipated to be de minimis. The Company expects to largely offset these added costs by recent price increases.
The Company has not provided reconciliations of guidance for Adjusted EBITDA margin, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K. The Company is unable, without unreasonable efforts, to forecast certain items required to develop meaningful comparable GAAP financial measures. These items include costs related to the Company’s vertical integration initiatives, stock-based compensation expense and litigation expenses that are difficult to predict in advance in order to include in a GAAP estimate.
Webcast and Conference Call Information
The Company will host a webcast and conference call to discuss third quarter of fiscal year 2026 results on Thursday, May 7, 2026 at 5:00 p.m. Eastern Time. Investors and analysts can participate on the conference call by dialing (800) 715-9871 or (646) 307-1963 and requesting Malibu Boats. Alternatively, interested parties can listen to a live webcast of the conference call by logging on to the Investor Relations section on the Company’s website at https://malibuboatsinc.com/investor-information/events-presentations. A replay of the webcast will also be archived on the Company’s website for twelve months.
About Malibu Boats, Inc.
Based in Loudon, Tennessee, Malibu Boats, Inc. (MBUU) is a leading designer, manufacturer and marketer of a diverse range of recreational powerboats, including performance sport, sterndrive and outboard boats. Malibu Boats, Inc. is among the market leaders in the performance sport boat category through its Malibu and Axis boat brands, among the market leaders in the 20’ - 40’ segment of the sterndrive boat category through its Cobalt brand, among the market leaders in the saltwater fishing boat market with its Pursuit and Cobia offshore boats and Pathfinder, Maverick, and Hewes flats and bay boat brands, and among the market leaders in the premium adventure dayboat market with its Saxdor brand. A pre-eminent innovator in the powerboat industry, Malibu Boats, Inc. designs products that appeal to an expanding range of recreational boaters, fisherman and water sports enthusiasts whose passion for boating is a key component of their active lifestyles. For more information, visit www.malibuboats.com, www.axiswake.com, www.cobaltboats.com, www.pursuitboats.com, www.maverickboatgroup.com, or www.saxdoryachts.com

Exhibit 99.1
Non-GAAP Financial Measures
This release includes the following financial measures defined as non-GAAP financial measures by the Securities and Exchange Commission: Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, Adjusted Net Income per Share, and Free Cash Flow. These measures have limitations as analytical tools and should not be considered as an alternative to, or more meaningful than, net (loss) income as determined in accordance with U.S. generally accepted accounting principles (“GAAP”) or as an indicator of our liquidity. Our presentation of these non-GAAP financial measures should also not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Our computations of these non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. We define Adjusted EBITDA as net (loss) income before interest expense, income taxes, depreciation, amortization, and non-cash, non-operating expenses, or other expenses that we do not believe are indicative of our ongoing expenses, including certain professional fees, litigation settlements, acquisition and integration related expenses, non-cash compensation expense and adjustments to our tax receivable agreement liability. We define Adjusted EBITDA margin as Adjusted EBITDA divided by net sales. Adjusted EBITDA and Adjusted EBITDA margin are not measures of net (loss) income as determined by GAAP. Management believes Adjusted EBITDA and Adjusted EBITDA margin allow investors to evaluate our operating performance and compare our results of operations from period to period on a consistent basis by excluding items that management does not believe are indicative of our core operating performance. Management uses Adjusted EBITDA to assist in highlighting trends in our operating results without regard to our financing methods, capital structure and non-recurring or non-operating expenses. We exclude the items listed above from net (loss) income in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures, the methods by which assets were acquired and other factors. Adjusted EBITDA has limitations as an analytical tool and should not be considered as an alternative to, or more meaningful than, net (loss) income as determined in accordance with GAAP or as an indicator of our liquidity.

Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historical costs of depreciable assets.

Adjusted net income per share is a non-GAAP financial measure that is used and disclosed by management in order to give management and its investors and analysts a more accurate picture of our underlying earnings performance. Adjusted net income per share excludes items that management does not believe are indicative of our core operating performance.

We define adjusted net income per share as net (loss) income attributable to Malibu Boats, Inc. per share, excluding income tax (benefit) expense, before non-cash, non-operating expenses, or other expenses that we do not believe are indicative of our ongoing expenses, including litigation settlements, acquisition related amortization, acquisition and integration related expenses, certain professional fees and non-cash compensation expense, and reflecting an adjustment for income tax expense on adjusted income before income taxes at our estimated effective income tax rate. We exclude the items listed above from net (loss) income per share in arriving at adjusted net income per share because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, the methods by which assets were acquired and other factors. Adjusted net income per share has limitations as an analytical tool and should not be considered as an alternative to, or more meaningful than, net (loss) income per share as determined in accordance with GAAP or as an indicator of our liquidity. Certain items excluded are significant components in understanding and assessing a company’s financial performance. Our presentation of adjusted net income per share should not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Our computation of this measure may not be comparable to other similarly titled measures of other companies.

A reconciliation of our net (loss) income as determined in accordance with GAAP to Adjusted EBITDA and a reconciliation of net (loss) income per share attributable to Malibu Boats, Inc. as determined in accordance with GAAP to adjusted net income per share is provided under "Reconciliation of Non-GAAP Financial Measures".

Exhibit 99.1
We define Free Cash Flow as net cash provided by operating activities, plus cash used for capital expenditures, plus proceeds from the sale of property plant and equipment, and plus effect of exchange rate changes on cash and cash equivalents.

Free Cash Flow has limitations as an analytical tool and should not be considered as an alternative to, or more meaningful than, net cash provided by operating activities as determined in accordance with GAAP or as an indicator of our liquidity. Our computation of this measure may not be comparable to other similarly titled measures of other companies.

A reconciliation of our net cash provided by operating activities as determined in accordance with GAAP to Free Cash Flow is provided under "Reconciliation of Non-GAAP Financial Measures".
Cautionary Statement Concerning Forward Looking Statements
This press release includes forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements can be identified by such words and phrases as “believes,” “anticipates,” “expects,” “intends,” “estimates,” “may,” “will,” “should,” “continue” and similar expressions, comparable terminology or the negative thereof, and includes statements in this press release regarding our guidance for fiscal year 2026 net sales and Adjusted EBITDA margin and our tariff exposure. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including, but not limited to: our large fixed cost base; our ability to execute our manufacturing strategy; our ability to accurately forecast demand for our products; increases in the cost of, or unavailability of, raw materials, component parts and transportation costs; disruptions in our suppliers’ operations; our reliance on third-party suppliers for raw materials and components; our reliance on certain suppliers for our engines and outboard motors; climate events in areas where we operate; our ability to meet our manufacturing workforce needs; our dependence on key management employees; our ability to grow our business through acquisitions and integrate such acquisitions to fully realize their expected benefits, including our recent acquisition of Saxdor; our growth strategy which may require us to secure significant additional capital; our ability to enhance existing products and develop and market new or enhanced products; our ability to protect our intellectual property; compromises or disruptions to our network and information systems; risks related to operating in foreign jurisdictions, including tariffs; general economic conditions; the continued strength and positive perception of our brands; increased consumer preference for used boats, alternative fuel-powered boats or the supply of new boats by competitors in excess of demand; the seasonality of our business; competition within our industry and with other activities for consumers’ scarce leisure time; inflation and heightened interest rates; our reliance on our network of independent dealers and increasing competition for dealers; the financial health of our dealers and their continued access to financing; our obligation to repurchase inventory of certain dealers; our exposure to risks associated with litigation, investigation and regulatory proceedings; an impairment in the carrying value of goodwill, trade names and other long-lived assets; risks inherent in changes to U.S trade policy, tariffs and import/export regulations, significant repair or replacement costs due to warranty claims; any failure to comply with laws and regulations including environmental, workplace safety and other regulatory requirements; covenants in our credit agreement governing our revolving credit facility which may limit our operating flexibility; our obligation to make certain payments under a tax receivable agreement; any failure to maintain effective internal control over financial reporting or disclosure controls or procedures; and other factors affecting us detailed from time to time in our filings with the Securities and Exchange Commission. Many of these risks and uncertainties are outside our control, and there may be other risks and uncertainties which we do not currently anticipate because they relate to events and depend on circumstances that may or may not occur in the future. Although we believe that the expectations reflected in any forward-looking statements are based on reasonable assumptions at the time made, we can give no assurance that our expectations will be achieved. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation (and we expressly disclaim any obligation) to update or supplement any forward-looking statements that may become untrue because of subsequent events, whether because of new information, future events, changes in assumptions or otherwise. Comparison of results for current and prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Exhibit 99.1

Investor Contacts
Malibu Boats, Inc.
InvestorRelations@MalibuBoats.com

Exhibit 99.1
MALIBU BOATS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations and Comprehensive (Loss) Income (Unaudited)
(In thousands, except share and per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2026	2025	2026	2025
Net sales	$235,698	$228,662	$619,053	$600,522
Cost of sales	194,421	182,938	524,723	489,171
Gross profit	41,277	45,724	94,330	111,351
Operating expenses:
Selling and marketing	8,345	6,832	20,707	17,681
General and administrative	31,761	19,849	73,364	73,634
Amortization	3,077	1,676	6,503	5,104
Operating (loss) income	(1,906)	17,367	(6,244)	14,932
Other expense, net:
Other expense (income), net	267	(7)	(608)	(26)
Interest expense	896	525	1,643	1,506
Other expense, net	1,163	518	1,035	1,480
(Loss) income before (benefit) provision for income taxes	(3,069)	16,849	(7,279)	13,452
(Benefit) provision for income taxes	(631)	3,676	(1,620)	3,005
Net (loss) income	(2,438)	13,173	(5,659)	10,447
Net (loss) income attributable to non-controlling interest	(23)	283	(80)	242
Net (loss) income attributable to Malibu Boats, Inc.	$(2,415)	$12,890	$(5,579)	$10,205

Comprehensive loss:
Net (loss) income	$(2,438)	$13,173	$(5,659)	$10,447
Other comprehensive loss:
Change in cumulative translation adjustment	(4,997)	208	(4,456)	(1,604)
Other comprehensive income (loss)	(4,997)	208	(4,456)	(1,604)
Comprehensive loss	(7,435)	13,381	(10,115)	8,843
Less: comprehensive loss attributable to non-controlling interest, net of tax	(69)	287	(117)	198
Comprehensive loss attributable to Malibu Boats, Inc., net of tax	$(7,366)	$13,094	$(9,998)	$8,645

Weighted-average shares outstanding used in computing net (loss) income per share:
Basic	19,040,526	19,557,572	19,165,792	19,776,527
Diluted	19,040,526	19,581,407	19,165,792	19,808,674
Net (loss) income available to Class A Common Stock per share:
Basic	$(0.13)	$0.66	$(0.29)	$0.52
Diluted	$(0.13)	$0.66	$(0.29)	$0.52

Exhibit 99.1
MALIBU BOATS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands, except share and per share data)

	March 31, 2026	June 30, 2025
Assets
Current assets
Cash	$50,167	$37,002
Trade receivables, net	29,727	23,034
Inventories	204,698	142,163
Prepaid expenses and other current assets	19,631	14,634
Assets held for sale	3,059	3,059
Total current assets	307,282	219,892
Property, plant and equipment, net	244,895	235,877
Goodwill	84,819	51,306
Other intangible assets, net	306,847	168,634
Deferred tax assets	49,884	51,601
Other assets	13,074	7,268
Total assets	$1,006,801	$734,578
Liabilities
Current liabilities
Accounts payable	$62,550	$24,420
Accrued expenses	167,522	109,770
Income taxes and tax distribution payable	3,503	151
Payable pursuant to tax receivable agreement, current portion	271	271
Total current liabilities	233,846	134,612
Deferred tax liabilities	12,601	14,674
Other liabilities	34,425	7,297
Payable pursuant to tax receivable agreement, less current portion	39,332	40,162
Long-term debt	165,000	18,000
Total liabilities	485,204	214,745

Stockholders' Equity
Class A Common Stock, par value $0.01 per share, 100,000,000 shares authorized; 19,635,609 shares issued and outstanding as of March 31, 2026; 19,225,848 issued and outstanding as of June 30, 2025	194	190
Class B Common Stock, par value $0.01 per share, 25,000,000 shares authorized; 12 shares issued and outstanding as of March 31, 2026 and June 30, 2025	—	—
Preferred Stock, par value $0.01 per share; 25,000,000 shares authorized; no shares issued and outstanding as of March 31, 2026 and June 30, 2025	—	—
Additional paid in capital	47,495	35,253
Accumulated other comprehensive loss, net of tax	(9,103)	(4,646)
Accumulated earnings	479,085	484,664
Total stockholders' equity attributable to Malibu Boats, Inc.	517,671	515,461
Non-controlling interest	3,926	4,372
Total stockholders’ equity	521,597	519,833
Total liabilities and stockholders' equity	$1,006,801	$734,578

Exhibit 99.1
MALIBU BOATS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	Nine Months Ended March 31,
	2026	2025
Operating activities:
Net (loss) income	$(5,659)	$10,447
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Non-cash compensation expense	4,216	4,297
Non-cash compensation to directors	1,001	1,014
Depreciation	24,355	23,399
Amortization	6,503	5,104
Deferred income taxes	(285)	2,007
Adjustment to tax receivable agreement liability	(856)	—
Other items, net	2,048	1,894
Change in operating assets and liabilities, net of effect from acquisition:
Trade receivables	(4,611)	(19,280)
Inventories	(3,974)	(2,505)
Prepaid expenses and other assets	3,268	92
Accounts payable	10,945	24,373
Income taxes payable	2,102	242
Accrued expenses	3,404	(13,875)
Other liabilities	(1,898)	(1,742)
Net cash provided by operating activities	40,559	35,467
Investing activities:
Purchases of property and equipment	(14,608)	(20,963)
Proceeds from sale of property and equipment	253	388
Payment for acquisition, net of cash acquired	(125,954)	—
Net cash used in investing activities	(140,309)	(20,575)
Financing activities:
Proceeds from revolving credit facility	165,000	48,000
Payments on revolving credit facility	(18,000)	(20,000)
Proceeds received from exercise of stock options	—	233
Cash paid for withholding taxes on vested restricted stock	(857)	(789)
Repurchase and retirement of Class A Common Stock	(33,910)	(30,299)
Net cash provided by (used in) financing activities	112,233	(2,855)
Effect of exchange rate changes on cash	682	(269)
Changes in cash	13,165	11,768
Cash—Beginning of period	37,002	26,945
Cash—End of period	$50,167	$38,713

Supplemental cash flow information:
Cash paid for interest	$1,020	$1,551
Cash refund for income taxes, net	85	604
Non-cash financing activities:
Class A shares issued for acquisition	41,706	—
Contingent consideration issued for acquisition	32,599	—
Reclassification of properties to assets held for sale	—	3,059
ROU assets obtained in exchange for lease liabilities	—	1,787

Exhibit 99.1
MALIBU BOATS, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures

Reconciliation of Net (Loss) Income to Non-GAAP Adjusted EBITDA (Unaudited):
The following table sets forth a reconciliation of Net (Loss) Income as determined in accordance with GAAP to Adjusted EBITDA and presentation of Net (Loss) Income Margin and Adjusted EBITDA Margin for the periods indicated (dollars in thousands):

	Three Months Ended March 31,		Nine Months Ended March 31,
	2026	2025	2026	2025
Net (loss) income	$(2,438)	$13,173	$(5,659)	$10,447
(Benefit) provision for income taxes	(631)	3,676	(1,620)	3,005
Interest expense	896	525	1,643	1,506
Depreciation	8,097	8,201	24,355	23,399
Amortization	3,077	1,676	6,503	5,104
Professional fees [1]	968	808	2,598	3,849
Litigation settlement [2]	—	—	—	3,500
Acquisition related step-up inventory amortization[3]	737	—	737	—
Acquisition and integration related expenses [4]	10,628	—	10,628	—
Stock-based compensation expense [5]	1,408	264	4,216	4,297
Adjustments to tax receivable agreement liability [6]	—	—	(856)	—
Adjusted EBITDA	$22,742	$28,323	$42,545	$55,107
Net Sales	$235,698	$228,662	$619,053	$600,522
Net (Loss) Income Margin [7]	(1.0)%	5.8%	(0.9)%	1.7%
Adjusted EBITDA Margin [7]	9.6%	12.4%	6.9%	9.2%

(1)
For the three and nine months ended March 31, 2026, represents legal and advisory fees related to ongoing litigation with our insurance carriers related to the Batchelder matters and ongoing litigation with Tommy's Boats and Matthew Borisch. For the three and nine months ended March 31, 2025, represents legal and advisory fees related to litigation with our insurance carriers related to the Batchelder matters and legal and advisory fees related to litigation with Tommy's Boats and Matthew Borisch.

(2)	For the nine months ended March 31, 2025, represents amount we paid pursuant to a settlement agreement with the Chapter 11 trustee (the "Trustee") for Tommy's Fort Worth LLC and its affiliate debtors.
(3)
Acquisition related step-up inventory amortization represents the amortization of the fair value step-up in Saxdor's inventories as a result of the acquisition which is recorded within Cost of goods sold in the Company's unaudited condensed consolidated Statements of Operations. See Note 4 — Acquisitions for additional information.

(4)	For the three and nine months ended March 31, 2026, represents legal and advisory fees as well as integration costs incurred in connection with our acquisition of Saxdor on March 2, 2026.
(5)	Represents equity-based incentives awarded to employees under our long-term incentive plans.
(6)
For the nine months ended March 31, 2026, we recognized other income from an adjustment in our tax receivable agreement liability mainly due to decreased blended federal and state tax rates used as a result of tax reform changes in H.R. 1, commonly referred to as the One Big Beautiful Bill Act ("OB3") tax reform changes, and in turn, a decrease in the future benefit we expect to pay under our tax receivable agreement with pre-IPO owners.

(7)	We calculate net (loss) income margin as net (loss) income divided by net sales, and we define adjusted EBITDA margin as Adjusted EBITDA divided by net sales.

Exhibit 99.1
Reconciliation of Non-GAAP Adjusted Net Income (Unaudited):
The following table sets forth a reconciliation of net (loss) income per share attributable to Malibu Boats, Inc. as determined in accordance with GAAP to adjusted net income per share for the periods indicated (dollars in thousands):

	Three Months Ended March 31,		Nine Months Ended March 31,
	2026	2025	2026	2025
Net (loss) income attributable to Malibu Boats, Inc.	$(2,415)	$12,890	$(5,579)	$10,205
Professional fees [1]	968	808	2,598	3,849
Litigation settlement [2]	—	—	—	3,500
Stock-based compensation expense [3]	1,408	264	4,216	4,297
Acquisition related amortization [4]	3,038	1,641	6,391	4,995
Acquisition related step-up inventory amortization[5]	737	—	737	—
Acquisition and integration related expenses [6]	10,628	—	10,628	—
(Benefit) provision for income taxes	(631)	3,676	(1,620)	3,005
Adjusted income before income taxes	13,733	19,279	17,371	29,851
Income tax expense on adjusted income before income taxes [7]	3,035	4,723	3,839	7,313
Adjusted net income	$10,698	$14,556	$13,532	$22,538

Basic weighted-average shares outstanding	19,040,526	19,557,572	19,165,792	19,776,527

	Three Months Ended March 31,		Nine Months Ended March 31,
	2026	2025	2026	2025
Net (loss) income per share attributable to Malibu Boats, Inc.	$(0.13)	$0.66	$(0.29)	$0.52
Professional fees [1]	0.05	0.04	0.14	0.19
Litigation settlement [2]	—	—	—	0.18
Stock-based compensation expense [3]	0.07	0.01	0.22	0.22
Acquisition related amortization [4]	0.16	0.08	0.33	0.25
Acquisition related step-up inventory amortization[5]	0.04	—	0.04	—
Acquisition and integration related expenses [6]	0.56	—	0.55	—
(Benefit) provision for income taxes	(0.03)	0.19	(0.08)	0.15
Adjusted income before income taxes	0.72	0.99	0.91	1.51
Income tax expense on adjusted income before income taxes [7]	0.16	0.24	0.20	0.37
Adjusted net income per share	$0.56	$0.74	$0.71	$1.14

Exhibit 99.1

(1)	For the three and nine months ended March 31, 2026, represents legal and advisory fees related to ongoing litigation with our insurance carriers related to the Batchelder matters and ongoing litigation with Tommy's Boats and Matthew Borisch. For the three and nine months ended March 31, 2025, represents legal and advisory fees related to litigation with our insurance carriers related to the Batchelder matters and legal and advisory fees related to litigation with Tommy's Boats and Matthew Borisch.
(2)	For the nine months ended March 31, 2025, represents amount we paid pursuant to a settlement agreement with the Chapter 11 trustee (the "Trustee") for Tommy's Fort Worth LLC and its affiliate debtors.
(3)	Represents equity-based incentives awarded to employees under our long-term incentive plans.
(4)	Represents amortization of intangibles acquired in connection with the acquisition of Maverick Boat Group, Pursuit, Cobalt, and Saxdor.
(5)
Acquisition related step-up inventory amortization represents the amortization of the fair value step-up in Saxdor's inventories as a result of the acquisition which is recorded within Cost of goods sold in the Company's unaudited condensed consolidated Statements of Operations. See Note 4 — Acquisitions for additional information.

(6)	For the three and nine months ended March 31, 2026, represents legal and advisory fees as well as integration costs incurred in connection with our acquisition of Saxdor on March 2, 2026.
(7)	Reflects income tax expense at an estimated normalized annual effective income tax rate of 22.1% of income before taxes for fiscal year 2026, and 24.5% of income before taxes for fiscal year 2025. The estimated normalized annual effective income tax rate is based on the federal statutory rate plus a blended state rate adjusted for the research and development tax credit, and foreign income taxes attributable to our international subsidiaries.

Exhibit 99.1
Reconciliation of Non-GAAP Free Cash Flow (Unaudited):

The following table sets forth a reconciliation of net cash provided by operating activities to free cash flow for the periods presented (dollars in thousands):

	Three Months Ended March 31,		Nine Months Ended March 31,
	2026	2025	2026	2025
Net cash provided by operating activities	$21,377	$15,462	$40,559	$35,467
Net cash (used for) provided by:
Plus: Capital expenditures	(5,888)	(6,692)	(14,608)	(20,963)
Plus: Proceeds from the sale of property, plant and equipment	163	38	253	388
Plus: Effect of exchange rate changes on cash and cash equivalents	364	(76)	682	(269)
Free cash flow	$16,016	$8,732	$26,886	$14,623